Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ORANGE COUNTY ACQUISITION CORP.

AND

KEVIN HAYES

MARCH 23, 2004

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Table of Contents

(Continued)

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Table of Contents

(Continued)

		Page
9.11	Assignments, Successors, and No Third-Party Rights	34
9.12	Severability	35
9.13	Section Headings; Construction	35
9.14	Time of Essence	35
9.15	Governing Law	35
9.16	Counterparts	35

ARTICLE 10	DEFINITIONS	35

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Stock Purchase Agreement

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of this 23rd day of March 2004, by Orange County Acquisition Corp., a Delaware corporation (“Purchaser”), and Kevin Hayes, an individual resident in California (“Seller”) evidences,

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of CRESA Partners of Orange County, Inc., a Texas corporation formerly known as The Staubach Company West, Inc. (the “Company”), for the consideration and on the terms set forth in this Agreement; and

WHEREAS, the Company is engaged in the business of providing real estate brokerage and related services in California (the “Business”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF SHARES; CLOSING

1.1 DEFINITIONS

“Defined terms” used herein are used as defined in Article 10.

1.2 SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Purchaser, and Purchaser will purchase the Shares from Seller.

1.3 PURCHASE PRICE

The purchase price (the “Purchase Price”) for the Shares will be Six Million Nine Hundred Thousand Dollars ($6,900,000.00), including the earned portion of the Advance Payment described in Section 1.6 and plus or minus any adjustments made pursuant to Section 1.8.

1.4 CLOSING

The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, Seventeenth Floor, Newport Beach, California 92660 at 10:00 a.m. local time on April 13, 2004 or at such other time, day and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the “Closing Date”). The effective time of the Closing shall be deemed to be 12:01 a.m. local time on the Closing Date.

1.5 CLOSING OBLIGATIONS

At the Closing:

(a) Seller will deliver to Purchaser:

(i) certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser;

(ii) a certificate of existence for the Company from the Secretary of State of the State of Texas, showing the Company to be in existence;

(iii) a certificate of account status for the Company from the Comptroller of Public Accounts of the State of Texas, showing the Company to be in good standing;

(iv) certificates from each state where the Company is required to be qualified as a foreign corporation, including, without limitation, the State of California, showing such qualification, dated as of a date within fifteen (15) days of the Closing Date;

(v) a list of all bank accounts, safe deposit boxes, brokerage accounts and other institutional accounts of the Company as of the Closing Date together with complete executed corporate resolutions relating to all such accounts providing that Seller, Roberta Zanutto and James C. Leslie, have sole signature authority over the funds in such accounts;

(vi) written resignations of all officers and members of the Board of Directors of the Company;

(vii) a fully executed copy of the Limited Liability Company Agreement of CRESA Management, LLC, a limited liability company organized under the laws of the State of Delaware, in substantially the form attached hereto as Exhibit A (the “MGMT LLC Agreement”);

(viii) the bylaws of the Company certified by the Secretary of the Company as being true, correct and complete as of the Closing Date;

(ix) the Articles of Incorporation of the Company certified by the Secretary of the Company as being true, correct and complete as of the Closing Date;

(x) the Seller Disclosure Schedule;

(xi) a certificate of Seller certifying whether, with respect to those representations and warranties qualified by any materiality standard, the representations and warranties of Seller contained in this Agreement are true and correct in all respects, and with respect to all other representations and warranties, whether such representations and warranties are true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date and compliance with the covenants and conditions precedent to the Closing which are incumbent upon Seller;

(xii) an executed original of the Voting Agreement (the “Voting Agreement”) between Seller and Ascendant Solutions, Inc., a Delaware corporation and sole stockholder of Purchaser (“ASDS”) in substantially the form attached hereto as Exhibit B;

(xiii) an executed original of the Guaranty Agreement (the “CRESA Guaranty Agreement”) by and between Seller and CRESA Partners in a form mutually agreeable to Seller and CRESA Partners to guaranty payment of the Note; and

(xiv) an executed original of the Guaranty Agreement (the “ASDS Guaranty Agreement”) by and between Seller and ASDS which will be supported by a security interest in ASDS’s stock in Purchaser and will be in a form mutually agreeable to Seller and ASDS to guaranty payment of the Note.

(b) Purchaser will deliver to Seller:

(i) an executed original of the promissory note (the “Note”), in a form mutually agreeable to Purchaser and Seller, made payable by Purchaser to Seller in the original principal amount of Six Million Nine Hundred Thousand Dollars ($6,900,000) (which amount will include the sum of One Million Nine Hundred Thousand Dollars ($1,900,000.00) as an advance of the amount to be earned by Seller pursuant to Section 1.6 (the “Advance Payment”)) (such indebtedness or any indebtedness incurred in connection with refinancing such indebtedness is hereinafter referred to as the “Acquisition Indebtedness”);

(ii) an executed original of the Security Agreement (the “Security Agreement”), by CRESA Partners in favor of Seller which will be in a form mutually agreeable to Purchaser and Seller to secure the Note;

(iii) the bylaws of Purchaser certified by the Secretary of Purchaser as being true, correct and complete as of the Closing Date;

(iv) the Certificate of Incorporation of Purchaser certified by the Secretary of Purchaser as being true, correct and complete as of the Closing Date; and

(v) the Purchaser Disclosure Schedule;

(vi) an executed original of the Agreement of Contribution and Assignment of Assets and Liabilities (the “Contribution Agreement”), by and between ASDS and CRESA Partners in substantially the form attached hereto as Exhibit C; and

(vii) a certificate of Purchaser certifying whether, with respect to those representations and warranties qualified by any materiality standard, the representations and warranties of Purchaser contained in this Agreement are true and correct in all respects, and with respect to all other representations and warranties, whether such representations and warranties are true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date and compliance with the covenants and conditions precedent to the Closing which are incumbent upon Purchaser;

(c) Seller will cause CRESA Partners of Orange County, LP, a limited partnership organized under the laws of the State of Delaware (“CRESA Partners”), to deliver to ASDS an executed original of:

(i) the Agreement of Structuring Services, by and between CRESA Partners and ASDS (the “Structuring Agreement”) in substantially the form attached hereto as Exhibit D, and will cause CRESA Partners to make the first payment of $230,000 under the Structuring Agreement;

(ii) the CRESA Guaranty Agreement;

(iii) the Contribution Agreement; and

(iv) the Security Agreement.

(d) Purchaser will cause ASDS to deliver to Seller an executed original of:

(i) the Voting Agreement;

(ii) the Structuring Agreement; and

(iii) the ASDS Guaranty Agreement.

(e) Seller will cause CRESA Partners to execute and deliver to Purchaser a copy of the Agreement of Limited Partnership of CRESA Partners executed by all of the partners other than Purchaser (the “Partnership Agreement”) in substantially the form attached hereto as Exhibit E.

(f) Purchaser will deliver to CRESA Partners an executed original of the Partnership Agreement.

1.6 ADVANCE PAYMENT

(a) The Advance Payment shall be earned upon (i) Purchaser and its officers, directors, employees, agents and shareholders ceasing to have any direct or indirect liability with respect to the Acquisition Indebtedness or (ii) the Business achieving aggregate gross revenues, as determined in conformity with generally accepted accounting principles (“GAAP”) and consistent with the Company’s past practices, of at least $34,000,000 for the period beginning on the Effective Date and ending on December 31, 2007. Except as set forth in this Section 1.6, if as of December 31, 2007 the Business’ aggregate gross revenues for such period are (a) less than or equal to $30,000,000 Seller shall on or before the date (the “Repayment Date”) that is fifteen (15) days after Purchaser delivers its statements of operations to Seller for each of the twelve month periods of the Company ending February 1, 2004, 2005, 2006 and 2007, repay the entire

Advance Payment to Purchaser; or (b) less than $34,000,000, but greater than $30,000,000 Seller shall repay on or before the Repayment Date an amount equal to the product of $1,900,000 multiplied by the quotient of (i) the result of subtracting the Company’s aggregate gross revenues for each of the twelve month periods of the Company ending December 31, 2004, 2005, 2006 and 2007 from $34,000,000 divided (ii) by $7,000,000 [By way of example, if the Company’s aggregate gross revenues for the period beginning on the Effective Date and ending December 31, 2007 were equal to $33,000,000 the amount of the Advance Payment to be repaid by Seller would be equal to $475,000 ($1,900,000 x ($34,000,000 - $33,000,000) ÷ $4,000,000)]. Notwithstanding the foregoing, so long as the Company is not in monetary default with respect to the Acquisition Indebtedness (determined without regard to any payments with respect to the Acquisition Indebtedness made by (i) Purchaser and/or its officers, directors, employees, agents and shareholders or (ii) Seller), Seller will not be obligated to repay any portion of the Purchase Price pursuant to this Section 1.6. In addition, upon Purchaser and its officers, directors, employees, agents and shareholders ceasing to have any direct or indirect liability with respect to the Acquisition Indebtedness, Seller’s obligation to repay the Purchase Price pursuant to this Section 1.6 will terminate.

(b) Any portion of the Advance Payment to be repaid shall be paid by bank cashier’s or certified check payable to the order of Purchaser or by wire transfer to accounts specified by Purchaser.

1.7 PRE-CLOSING TRANSACTIONS

Immediately preceding the Closing, Seller will cause the Company to distribute to Seller all of the shares of common stock, par value $1.00 per share, of CRESA Partners—Hayes, Inc., a California corporation formerly known as The Staubach Company of California, Inc. (“Hayes, Inc.”), owned by the Company.

1.8 POST-CLOSING TRANSACTIONS

(a) Within ninety (90) days following the Closing Date, Purchaser will cause the balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) to be audited in accordance with GAAP and a copy thereof delivered to Seller. Such audit will be performed by Purchaser’s regular auditors. In the event the Closing Date Net Book Value is less than negative Four Hundred Thousand and 00/100 Dollars (-$400,000.00), Seller agrees to pay to Purchaser the amount by which the Closing Date Net Book Value is less than negative Four Hundred Thousand and 00/100 Dollars (-$400,000.00). In the event the Closing Date Net Book Value is greater than negative Four Hundred Thousand and 00/100 Dollars (-$400,000.00), Purchaser agrees to pay to Seller the amount by which the Closing Date Net Book Value is greater than negative Four Hundred Thousand and 00/100 Dollars (-$400,000.00).

(b) In the event that any of the Trade Receivables of the Company (as of the Closing Date) are not collected in full on or before the date that is six (6) months subsequent to the Closing Date (the “Trade Receivable Reconciliation Date”) and the aggregate unpaid portion of such Trade Receivables is equal to or exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), Purchaser will notify Seller of such fact and the uncollected Trade Receivable or the uncollected portion thereof will be transferred to Seller without recourse or warranty. In such event, Seller will pay to Purchaser the aggregate unpaid portion of such Trade Receivables that is equal to or exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00). Seller agrees to pay any amounts payable to Purchaser pursuant to this Section 1.8(b) within fifteen (15) days following the Trade Receivable Reconciliation Date.

(c) Any payments made pursuant to this Section 1.8 will treated as adjustments to the Purchase Price.

(d) Any payments made pursuant to this Section 1.8, will be paid by bank cashier’s or certified check payable to the order of recipient or by wire transfer to accounts specified by recipient.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

2.1 ORGANIZATION

(a) The Company is a corporation validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in the jurisdictions listed in Section 2.1 of the Seller Disclosure Schedule. The ownership of the Company’s assets, the operation of the Business and/or the presence or activities of the Company’s employees do not require that the Company be qualified as a foreign corporation in any jurisdiction other than those jurisdictions listed in Section 2.1 of the Seller Disclosure Schedule and those jurisdictions in which the failure to be so qualified will not have a Seller Material Adverse Effect.

(b) Hayes, Inc. is a corporation validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Hayes, Inc.’s sole business activity since its formation has consisted of holding the real estate broker license from the State of California identified in Section 2.1(b) of the Seller Disclosure Schedule (the “Broker License”). At the time the capital stock of Hayes, Inc. owned by the Company was distributed to Seller, Hayes, Inc. had no assets other than the Broker License. Seller is the record and beneficial owner of all of the issued and outstanding equity securities of Hayes, Inc.

(c) Except as disclosed in Section 2.1(c) of the Seller Disclosure Schedule, the Company does not currently hold and is not obligated to make an equity investment in any Person. Except as disclosed in Section 2.1(c) of the Seller Disclosure Schedule, the Company is not a shareholder, member, partner or joint venturer in any corporation, limited liability company, partnership (general or limited) or joint venture.

2.2 AUTHORITY

This Agreement, when duly executed and delivered by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Seller has the right, power, authority, and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.

2.3 CONSENTS AND APPROVALS.

No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or other Person is required to be made or obtained by Seller or the Company in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the Contemplated Transactions, except for (a) consents, approvals, authorizations, declarations or filings identified in Section 2.3 of the Seller Disclosure Schedule, including, without limitation, those with respect to the transfer of any Governmental Authorizations to Purchaser and (b) consents, approvals, authorizations, declarations, filings or registrations, which, if not made or obtained, would not, individually or in the aggregate, have a Seller Material Adverse Effect.

2.4 NO VIOLATIONS.

Assuming that the consents, approvals, authorizations, declarations and filings referred to in Section 2.3 of this Agreement have been made or obtained and remain in full force and effect, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the Contemplated Transactions, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any Contract or any other obligation of Seller or the Company, (b) to the Knowledge of Seller, violate any Legal Requirement applicable to Seller or the Company or binding upon the assets owned or used by the Company, (c) result in the creation or imposition of any Encumbrance on any of the assets owned or used by the Company or (d) cause the suspension or revocation of any Governmental Authorization necessary for Purchaser to conduct the Business.

2.5 CAPITALIZATION; TITLE AND ABSENCE OF ENCUMBRANCES.

The authorized equity securities of the Company consist solely of 250 shares of Class A Voting Common Stock, par value $1.00 per share, of which 250 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. Seller has good title to the Shares free and clear of any Encumbrance and at the Closing will deliver good title to the Shares to Purchaser free and clear of any Encumbrance. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Shares, the Company has not issued any equity or other securities. There are no Contracts (i) relating to the issuance, sale, or transfer of any equity or other securities of the Company or (ii) granting any rights (a) equivalent to the rights of holders of equity securities or (b) based upon the revenues, income, profits or assets of the Company. None of the Shares was issued in violation of the Securities Act or any other Legal Requirement. None of the Shares were issued in violation of the pre-emptive rights of any Person.

2.6 FINANCIAL STATEMENTS AND LIABILITIES.

(a) Except as set forth in Section 2.6(a) of the Seller Disclosure Schedule, the consolidated balance sheets for the Company for the fiscal years ended December 31, 2002 or 2003 and the related consolidated statements of income, changes in shareholders’ equity and cash flow for each of the fiscal years then ended (including any related notes and schedules thereto) previously provided to Purchaser (collectively, the “Financial Statements”) fairly present, on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and the results of its operations and changes in its financial position for the periods then ended.

(b) Except to the extent (i) reflected or fully reserved against in the consolidated balance sheet of the Company as of the Balance Sheet Date, (ii) set forth in Section 2.6(b) of the Seller Disclosure Schedule or (iii) incurred in the ordinary course of business (consistent with past practices), the Company does not have any liabilities or obligations (absolute or contingent).

2.7 ABSENCE OF CERTAIN CHANGES.

Except as set forth in Section 2.7 of the Seller Disclosure Schedule, since December 31, 2003 (the “Balance Sheet Date”):

(a) there has been no event or condition that has had (or is reasonably likely to result in) a Seller Material Adverse Effect;

(b) the Company has not sold, transferred or otherwise disposed of, or agreed to sell, transferor otherwise dispose of, in a single transaction or series of related transactions, any material assets or properties; or entered, or agreed to enter, into any Contract granting any rights to purchase any of its material assets or properties or requiring the consent of any party to the consummation of the Contemplated Transactions;

(c) the Company has not cancelled or compromised, or agreed to cancel or compromise, any material debts or obligations owed to it or in its favor;

(d) the Company has not declared, set aside or paid, directly or indirectly, any dividend or other distribution with respect to its capital stock, redeemed any securities issued by it (including without limitation, shares of its capital stock) or made any agreement to do so;

(e) the Company has not granted any increase in or otherwise changed the compensation of any of its employees, officers, directors or independent contractors, paid or accrued any bonus or similar payment to any of such persons or entered into a new or amended an existing agreement, transaction or relationship with any of its officers, directors, independent contractors, shareholders or other Affiliates (including, without limitation, any Employee Plan);

(f) the Company has not changed any of its accounting policies;

(g) the Company has not incurred or become subject to any direct, indirect or contingent obligation or liability, other than current obligations or liabilities incurred in the ordinary course of the Business;

(h) the Company has not mortgaged, pledged or subjected to any Encumbrance (other than liens securing obligations that arise by operation of law and which secure obligations that are not past due) any of its material assets;

(i) no material assets owned or used by the Company have been condemned, requisitioned or otherwise taken by any Governmental Body or lost, stolen, damaged or destroyed; and

(j) the Company has conducted the Business in the ordinary course, consistent with its past practices.

2.8 LITIGATION.

Except as disclosed in the notes to the Financial Statements or as set forth in Section 2.8 of the Seller Disclosure Schedule, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Governmental Body or before any arbitrator) pending or, to the Knowledge of Seller, threatened against the Company or affecting the assets owned or used by the Company, including, without limitation, any suit, action, proceeding or investigation that seeks to enjoin the Contemplated Transactions.

2.9 NO AFFILIATE TRANSACTIONS.

(a) Except as described in Section 2.9(a) of the Seller Disclosure Schedule, no Related Party:

(i) currently has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), owned or used in or pertaining to the Company’s assets or Business;

(ii) is currently conducting any business with the Company, including acting as a lender or borrower or providing any goods or services to (or acquiring any goods or services from) the Company;

(iii) currently owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that, within the immediately preceding twelve (12) month period, has (A) had material business dealings or a material financial interest in any transaction with the Company, or (B) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.

(b) Except as described in Section 2.9(a) of the Seller Disclosure Schedule, no Related Party is a party to any Contract with, or has any claim or right against, the Company.

2.10 [INTENTIONALLY OMITTED].

2.11 NO VIOLATION OF LAW.

Except as disclosed in the Financial Statements or in Section 2.11 of the Seller Disclosure Schedule and except for violations, which, individually or in the aggregate, will not have a Seller Material Adverse Effect, the Company is not in violation of, and has not been given notice of or charged with any violation of, any Legal Requirement.

2.12 ASSETS.

(a) Except as set forth in Section 2.12(a) of the Seller Disclosure Schedule:

(i) the Company has good title to all of the assets used by the Company as of the Closing Date free and clear of any Encumbrances;

(ii) the Company does not own any real property, and all real property held or used by the Company in the conduct of the Business is held or used by the Company pursuant to a lease or other contractual arrangement listed in Section 2.12(a)(iii) of the Seller Disclosure Schedule;

(iii) each item of real estate constituting any part of the assets used or held by the Company pursuant to any lease and the corresponding lease (each a “Lease” and collectively the “Leases”) is listed in Section 2.12(a)(iii) of the Seller Disclosure Schedule; and

(b) Seller has provided Purchaser complete and accurate copies of all Leases, including all amendments, supplements and other modifications thereto and none of such Leases has been amended, supplemented or otherwise modified since the date such copies were provided to Purchaser.

(c) The assets currently owned or leased by the Company constitute all of the material assets, properties and rights that are necessary to operate the Business consistent with the Company’s past practices. The material tangible assets owned or used by the Company are in good working condition and repair in light of industry standards.

2.13 CONTRACTS.

Section 2.13 of the Seller Disclosure Schedule contains a complete and accurate list of all material Contracts related to the Business or to which any of the assets owned or used by the Company is subject or by which any of the assets owned or used by the Company is bound, including, without limitation, any Contracts that meet any of the descriptions set forth below:

(a) any lease for equipment or personal property involving payment by Seller of aggregate rentals in excess of fifty thousand dollars ($50,000) during the term of such lease;

(b) any sales agency, brokerage, license, royalty, distribution or similar agreement currently in effect, pursuant to which the Company is obligated to pay or is entitled to receive more than fifty thousand dollars ($50,000) during the term of such Contract;

(c) any employment, consulting, independent contractor or similar agreement pursuant to which the Company is obligated to pay more than seventy-five thousand dollars ($75,000.00) in any twelve (12) month period, any sales or commission agent agreement pursuant to which it is reasonable to expect that the Company will pay more than seventy-five thousand dollars ($75,000.00) in any twelve (12) month period, any Employee Plans and any other written plan, agreement or policy for the executive officers or directors of the Company with respect to salaries, insurance, bonuses, incentive compensation, pensions, deferred compensation, hospitalization, retirement payments, profit sharing, paid vacations, severance or other benefits;

(d) any material Contract which requires the consent of any Person for the consummation of the Contemplated Transactions;

(e) any Contract in the nature of a loan, guarantee or suretyship agreement;

(f) any Contract pursuant to which the Company has granted a leasehold estate (as lessor or sublessor) in real property or improvements thereon; and

(g) any material Contract not entered into in the ordinary course of the Business.

Except as noted in Section 2.13 of the Seller Disclosure Schedule, a true and complete copy of each written Contract (or a written summary of the terms of each oral Contract) listed in Section 2.13 of the Seller Disclosure Schedule has been delivered to Purchaser and none of such Contracts has been amended, supplemented or otherwise modified and no material provision thereof has been waived since the date such copies or summaries were provided to Purchaser. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, as applicable, all of the Contracts listed therein are in full force and effect, no defaults on the part of the Company or, to the Knowledge of Seller, any other party thereto exist thereunder, and neither Seller nor the Company has received notice, nor does Seller otherwise have Knowledge, that any party to any such Contract intends to cancel, terminate, or refuse to renew such Contract or to exercise or decline to exercise any option or right to renew or extend such Contract. To the extent the Company is (or with notice or the lapse of time or both, would be) in default under any Contract listed in Section 2.13 of the Seller Disclosure Schedule, the nature of each such default and the payments or other actions necessary to fully cure each such default are set forth in Section 2.13 of the Seller Disclosure Schedule, as applicable.

2.14 INTELLECTUAL PROPERTY AND OTHER INTANGIBLE PROPERTY.

The Intellectual Property owned or used by the Company constitutes all of the Intellectual Property necessary to operate the Business consistent with the past practices of the Company. To the Knowledge of Seller, the ownership and/or use of such Intellectual Property does not violate the proprietary rights of any Person. The Company has not received notice of any such violation.

2.15 EMPLOYEE BENEFIT PLANS

(a) Set forth in Section 2.15 of the Seller Disclosure Schedule is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and each other material employee benefit plan, fund, program, contract, agreement or arrangement (whether qualified or nonqualified, currently effective or terminated, written or unwritten), in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any other corporation or trade or business controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability which provides benefits to any current or former director, officer, employee or service provider, or the dependents of any thereof, of the Company or any ERISA Affiliate (collectively the “Employee Plans”).

(b) The Company has delivered to Purchaser true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate), (ii) any related trust or other funding vehicle, (iii) the most recent annual report required under ERISA or the Code, if any, with respect to any Employee Plan, and (iv) the IRS determination letter, if any, with respect to any Employee Plan intended to be qualified under Section 401 of the Code.

(c) Neither the Company nor any ERISA Affiliate has ever sponsored, adopted, maintained or been obligated to contribute to a single employer, multiple employer or multiemployer defined benefit pension plan which is, or ever was, subject to the provisions of Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever sponsored, adopted, maintained or been obligated to contribute to an Employee Plan which is or ever was subject to the minimum funding standards of Section 302 of ERISA and Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any obligation in connection with any Employee Plan pursuant to the terms of a collective bargaining agreement.

(d) Each Employee Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and each related trust agreement, annuity contract or other funding instrument that is intended to be qualified and tax exempt under the provisions of Sections 401(a) and 501(a) of the Code, has been so determined by the IRS pursuant to a favorable determination letter that takes into account all changes in the law for which determination letters are currently being issued which are applicable to such Employee Plans. Each Employee Plan that is an “employee pension plan” as defined in Section 3(2) of ERISA and each related trust agreement, annuity contract or other funding instrument that is intended to be qualified and tax exempt under the provisions of Sections 401(a) and 501(a) of the Code, has been so determined by the IRS pursuant to a favorable determination letter (or application for such determination has been made and is currently pending) or is a prototype or volume submitter plan for which the Company is entitled to rely on an IRS approval provided to the prototype or volume submitter sponsor, and such IRS determination, pending application or approval takes into account all changes in the law for which determination letters are currently being issued which are applicable to such Employee Plans.

(e) Any Employee Plan which is a “group health plan” as defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code, has been operated at all times in material compliance with the provisions of (i) Part 6 and 7 of Title I, Subtitle B of ERISA, (ii) Sections 1171-1179 of the Social Security Act (relating generally to security and electronic transfer of health information) and (iii) Sections 4980(B), 9801 and 9833 of the Code, and (iv) to the extent the group health plan is a “health plan” within the meaning of 45 C.F.R. Parts 160 and 164, but not a “small health plan” within the meaning of 45 C.F.R. Parts 160 and 164, satisfies the privacy requirements described in the regulations issued under Sections 262 and 264 of the Health Insurance Portability and Accountability Act of 1996.

(f) All required contributions to all Employee Plans and all premiums, fees, or other payments required to be made in connection with any Employee Plan have either been timely made or are reflected in the Financial Statements on an accrual basis.

(g) Each Employee Plan sponsored by the Company or any ERISA Affiliate is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all laws that are applicable to such Employee Plan, including without limitation ERISA and the Code. No Employee Plan is currently under audit by the IRS or the DOL.

(h) Other than routine claims for benefits, there are no actions, suits, claims or investigations pending, or to the Knowledge of Seller, threatened against or with respect to any of the Employee Plans or their assets.

(i) No Employee Plan is a self-insured “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA.

(j) No Employee Plan has participated in, engaged in or been a party to any prohibited transaction (pursuant to Section 4935 of the Code or Section 406 of ERISA and which is not exempt under Section 4975 of the Code or Section 408 of ERISA) and neither the Company nor any ERISA Affiliate has had asserted against it any claim for any excise tax or penalty imposed under ERISA or the Code with respect to any Employee Plan nor, is there any basis for any such claim. No officer, director or employee of the Company or any of its ERISA Affiliates has committed a material breach of any responsibilities or obligations imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan.

(k) There are no Employee Plans with “change in control” or similar provisions and the Contemplated Transactions will not result in any payments (whether of separation pay, unemployment pay or otherwise) (i) becoming due from the Company or any ERISA Affiliate to any current or former employee, director or consultant or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee, director or consultant of the Company or any ERISA Affiliate, or (ii) that would not be deductible pursuant to the terms of Section 162(a)(1) or Section 280G of the Code or (iii) that would require the payment of an excise tax under Section 4999 of the Code.

2.16 LABOR MATTERS.

(a) Except as set forth in Section 2.16(a) of the Seller Disclosure Schedule: (i) the Company is not a party to any collective bargaining agreement, and no such agreement is applicable to any employees of the Company; (ii) there are no claims, or, to the Knowledge of Seller, threatened claims by any Company employee that might reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; (iii) to Seller’s Knowledge, there are no organizational efforts presently being made or threatened involving any employees of the Company; and (iv) there are no discrimination or harassment charges (relating to sex, sexual orientation, age, religion, race, national origin, ethnicity, disability or veteran status) pending or threatened, before any Governmental Body against the Company that could in any way have a material adverse effect on the Company, and, to the Knowledge of Seller, there is no basis for any such charges.

(b) Section 2.16(b) of the Seller Disclosure Schedule sets forth a complete list of each employment, independent contractor, sales agent, brokerage, commission or similar agreement by and among the Company and Seller, Jeff Manley, Ken Ward, Sandy Kickerpill, Jeff Shepard, Wayne Lamb, Dave Willis, Ken Blye, Rick Martin and/or Chris Sausser (hereinafter individually referred to as a “Key Person” and collectively referred to as the “Key Persons”). True, accurate and complete copies of all such agreements have been delivered to Purchaser and none of such agreements has been amended, supplemented or otherwise modified and no material provision thereof has been waived since the date such copies or summaries were provided to Purchaser.

(c) Except as listed in Section 2.16(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Key Person is subject to or bound by any agreement restricting the nature of the services such Key Person may perform on behalf of the Company.

2.17 CUSTOMERS.

Section 2.17 of the Seller Disclosure Schedule sets forth a list of the ten (10) largest customers of the Company (in terms of revenues received by the Company) during each of the three (3) immediately preceding fiscal years of the Company (showing with respect to each such customer the amount of revenues received by the Company from such customer during each of such fiscal years).

2.18 [RESERVED]

2.19 TAXES; TAX RETURNS FILED AND TAXES PAID.

(a) The Company has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by the Company are true, correct and complete in all material respects. The Company has paid, or made adequate provision for the payment of, all Taxes that have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Section 2.19(a) of the Seller Disclosure Schedule and are being contested in good faith. Except as provided in Section 2.19(a) of the Seller Disclosure Schedule, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) The Company has delivered or made available to Purchaser copies of, and Section 2.19(b) of the Seller Disclosure Schedule contains a complete and accurate list of, all federal and state income and franchise Tax Returns filed since December 31, 1996. The federal and state Tax Returns of Seller have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1996. Section 2.19(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Tax Returns of the Company that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Section 2.19(b) of the Seller Disclosure Schedule. The Company or Seller has delivered, or made available to Purchaser, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Section 2.19(b) of the Seller Disclosure Schedule, Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no current dispute or claim concerning any Taxes of the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Section 2.19(b) of the Seller Disclosure Schedule, Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c) The charges, accruals and reserves with respect to Taxes on the Financial Statements are adequate and are at least equal to the Company ‘s liability for Taxes for periods covered by such Financial Statements. There exists no proposed tax assessment or deficiency against the Company except as disclosed in the Financial Statements or in Section 2.19(c) of the Seller Disclosure Schedule.

(d) Specific Potential Tax Liabilities and Tax Situations.

(i) All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Company.

(iii) Except as set forth on Section 2.19(d)(iii) of the Seller Disclosure Schedule, the Company (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than the Company) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv) The Company is an S corporation as defined in Code Section 1361, and the Company is not subject to the tax on passive income under Code Section 1375 but is subject to the built-in-gains tax under Code Section 1374, and all tax liabilities under Code Section 1374 through and including the Closing Date have been or shall be properly paid and discharged by Seller or adequate provision will be made therefor. Section 2.19(d)(iv) of the Seller Disclosure Schedule lists all the states and localities with respect to which the Company is required to file any corporate, income or franchise tax returns and sets forth whether the Company is treated as the equivalent of an S corporation by or with respect to any such state or locality. The Company has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(v) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

2.20 CONTRACTS WITH THE STAUBACH COMPANY.

Except as set forth in Section 2.20 of the Seller Disclosure Schedule, none of Seller, the Company or any Key Person has any continuing contractual obligations to The Staubach Company or any of its Affiliates, including any obligations or restrictions pursuant to that certain License Agreement, dated July 1, 1993, between The Staubach Company and the Company. The License Agreement was terminated by The Staubach Company “without cause” and The Staubach Company is obligated to perform all of its obligations imposed by Section 20(e) of the License Agreement following a termination thereof “without cause.”

2.21 GOVERNMENTAL AUTHORIZATIONS

(a) Section 2.21 of the Seller Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is held by the Company or Hayes, Inc. or that otherwise relates to the Business, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Section 2.21 of the Seller Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 2.21 of the Seller Disclosure Schedule:

(i) each of the Company and Hayes, Inc. is, and at all times has been, in compliance, in all material respects, with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 2.21 of the Seller Disclosure Schedule;

(ii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) reasonably may be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 2.21 of the Seller Disclosure Schedule;

(iii) neither the Company nor Hayes, Inc. has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 2.21 of the Seller Disclosure Schedule, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization.

The Governmental Authorizations listed in Section 2.21 of the Seller Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner it currently conducts and operates such Business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

2.22 INSURANCE

The Company carries property, liability, workers’ compensation and such other types of insurance as is customary in the Company’s industry for similar sized competitors operating in California. A list and brief description of all insurance policies of the Company are set forth in Section 2.22 of the Seller Disclosure Schedule.

2.23 [INTENTIONALLY OMITTED]

2.24 DISCLOSURE

Any furnishing of information to Purchaser by the Company or Seller pursuant to or otherwise in connection with this Agreement, including, without limitation, any information contained in any document, Contract, book or record of the Company to which Purchaser shall have access or any information obtained by, or made available to, Purchaser as a result of any investigation made by or on behalf of Purchaser prior to or after the date of this Agreement shall not affect Purchaser’s right to rely on any representation, warranty, covenant or agreement made or deemed made by Seller in this Agreement and shall not be deemed a waiver thereof.

2.25 BROKERS OR FINDERS

Neither Seller or the Company nor any of their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

3.1 ORGANIZATION

Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and all necessary Governmental Authorizations to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted.

3.2 AUTHORITY RELATIVE TO THIS AGREEMENT.

This Agreement, when duly executed and delivered by Purchaser, will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Purchaser has the right, power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Contemplated Transactions have been duly authorized by all requisite actions. Purchaser has delivered to Seller true, accurate and complete copies of its certificate of incorporation and bylaws, as in effect on the date hereof, including all amendments thereto.

3.3 CONSENTS AND APPROVALS.

Except as set forth on Section 3.3 of the Purchaser Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or other Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for consents, approvals, authorizations, declarations, filings or registrations which, if not obtained, would not, individually or in the aggregate, materially impair the ability of Purchaser to perform its obligations hereunder or to consummate the Contemplated Transactions (a “Purchaser Material Adverse Effect”).

3.4 NO VIOLATIONS.

Assuming that the consents, approvals, authorizations, declarations and filings referred to in Section 3.3 of this Agreement have been made or obtained and remain in full force and effect, neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the Contemplated Transactions, nor compliance by Purchaser with any of the provisions of this Agreement, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation and bylaws of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of Purchaser’s properties or assets, (d) result in the creation or imposition of any Encumbrance on any asset of Purchaser, or (e) cause the suspension or revocation of any Governmental Authorization necessary for Purchaser to conduct its business as currently conducted, except, in the case of clauses (b), (c), (d) and (e), for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

3.5 INVESTMENT INTENT

Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.6 BROKERS OR FINDERS

Neither Purchaser nor its officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 4

COVENANTS

4.1 CONDUCT OF BUSINESS

(a) Seller shall, and shall cause the Company to, from the date hereof until the Closing Date, (i) preserve intact the Company’s business organization, (ii) maintain the level of its customer accounts, (iii) keep available the services of the Company’s officers, employees and consultants who are integral to the operation of the Business as presently conducted, (iv) preserve the Company’s present relationships with significant customers and (v) otherwise conduct the Business in a commercially reasonable manner.

(b) Without limiting the generality of Section 4.1(a) of this Agreement or the applicability of any other provisions hereof, except to the extent necessary to comply with the requirements of applicable laws and regulations or as may be required by the Contemplated Transactions, from the date hereof until the Closing Date, Seller shall not, and shall cause the Company not to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld):

(i) adopt or propose any change in the Company’s articles of incorporation or bylaws;

(ii) merge or consolidate with any other Person or acquire a material amount of the assets or capital stock of any other Person;

(iii) enter into any lease (as lessor or lessee) or enter into any license (as licensor or licensee) with respect to personal property (under leases or licenses requiring a commitment of $50,000 or more in lease or license payments) or real property, or otherwise surrender, relinquish, encumber or dispose of any of the Company’s assets, other than the disposition of obsolete or damaged assets in the ordinary course of business and consistent with past practice;

(iv) alter the manner of keeping the books, accounts or records relating to the Business or change in any manner the accounting practices reflected therein, except for any change required by GAAP;

(v) change or alter in any material respect the Company’s methods of collecting Trade Receivables;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) make any capital expenditures in excess of $50,000;

(viii) grant or make any mortgage or pledge or subject itself or any of the Company’s assets to any Encumbrances;

(ix) fail to maintain insurance on the Business and the Company’s assets in such amounts and against such risks and losses as are in effect on the date of this Agreement;

(x) change or alter in any material respect the compensation or benefits of any employee or independent contractor;

(xi) take any action that would make any representation or warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(xii) omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(xiii) take any action that would result in any of the conditions set forth in Article 6 of this Agreement not being satisfied;

(xiv) omit to take any action necessary to prevent any of the conditions set forth in Article 6 of this Agreement not being satisfied; or

(xv) agree or commit to do any of the foregoing.

4.2 NOTIFICATION OF CERTAIN MATTERS

Seller and Purchaser shall, as specified, give prompt notice to the other of the following:

(a) the occurrence or non-occurrence after the date hereof of any event whose occurrence or non-occurrence would be likely to cause either (i) any representation or warranty of such party contained in this Agreement to be or become untrue or inaccurate in any material respect at any time from the date hereof through the Closing, or (ii) directly or indirectly, a Seller Material Adverse Effect with respect to Seller (such notice to be given by Seller) or a Purchaser Material Adverse Effect with respect to Purchaser (such notice to be given by Purchaser);

(b) any material failure of such party, or any officer, director, employee or agent of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(c) any notice of, or other communication relating to, termination or cancellation of any material customer relationship with the Company or any Contract (such notice to be given by Seller);

(d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Contemplated Transactions (such notice to be given by Seller or Purchaser, as applicable); and

(e) any refusal to grant any consent required for the consummation of the Contemplated Transactions or the initiation of any legal action or proceeding with respect to the Contemplated Transactions (such notice to be given by Seller or Purchaser, as applicable);

provided, however, that the delivery of any notice pursuant to this Section 4.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice hereunder.

4.3 ADDITIONAL MATTERS

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions.

ARTICLE 5

COVENANTS AFTER CLOSING DATE

5.1 PURCHASER COVENANTS

Promptly following the Closing Date, Purchaser shall cause the Company to be merged with and into Purchaser and shall cause the Certificate of Incorporation of the surviving corporation to contain the provisions set forth on Exhibit F attached hereto.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND PURCHASER

The respective obligations of each party to effect the Contemplated Transactions shall be subject to the satisfaction (or mutual waiver) at or prior to the Closing Date of the following conditions:

(a) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority of competent jurisdiction that prohibits, restrains, enjoins, or restricts the consummation of the Contemplated Transactions;

(b) no claim, action, suit, arbitration, inquiry proceeding or investigation (each, an “Action”) shall have been commenced by or before any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body against Purchaser or Seller, seeking to restrain or materially and adversely alter the Contemplated Transactions that, in the reasonable good faith determination of either party, is likely to render it impossible or unlawful to consummate such Contemplated Transactions; provided, however, that the provisions of this Section 6.1(b) shall not apply to a party that directly or indirectly initiated, solicited or encouraged any such Action;

(c) CRESA Management shall have been formed and have a minimum capitalization of not less than $230,000 with commitments for additional capital contributions of at least $460,000; and

(d) Purchaser’s Certificate of Incorporation shall be in a form mutually agreeable to Purchaser and Seller.

6.2 CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

The obligation of Seller to effect the Contemplated Transactions shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of the following additional conditions:

(a) Purchaser shall have delivered the Note and shall have performed in all material respects its other obligations under this Agreement required to be performed by it at or prior to the Closing Date;

(b) with respect to those representations and warranties qualified by any materiality standard, the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects, and with respect to all other representations and warranties, such representations and warranties shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date;

(c) no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement, including, without limitation, any of the foregoing reflected by the updated Purchaser Disclosure Schedule, that, individually or in the aggregate, has constituted or resulted in, or would reasonably be expected to constitute or result in, a Purchaser Material Adverse Effect;

(d) Seller shall be satisfied in its sole and absolute discretion with the results of its due diligence review and examination of Purchaser and ASDS; and

(e) Purchaser and ASDS shall have delivered to Seller all items required to be delivered by them pursuant to Sections 1.5(b), 1.5(d) and 1.5(e) of this Agreement.

6.3 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER

The obligation of Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of the following additional conditions:

(a) Seller shall have performed in all material respects Seller’s obligations under this Agreement required to be performed by Seller at or prior to the Closing Date;

(b) with respect to those representations and warranties qualified by any materiality standard, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects, and with respect to all other representations and warranties, such representations and warranties shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date;

(c) no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement, including, without limitation, any of the foregoing reflected by the updated Seller Disclosure Schedule, that, individually or in the aggregate, has constituted or resulted in, or would reasonably be expected to constitute or result in, a Seller Material Adverse Effect;

(d) subject to Section 2.3, Seller shall have obtained all approvals, clearances, consents, authorizations and waivers from third parties necessary for the consummation of all of the Contemplated Transactions, including, without limitation, all of the foregoing listed in Section 2.3 of the Seller Disclosure Schedule;

(e) Purchaser shall be satisfied in its sole and absolute discretion with the results of its due diligence review and examination of Seller and the Business; and

(f) Seller and Hayes, Inc. shall have delivered to Purchaser all the items required to be delivered by them pursuant to Sections 1.5(a), 1.5(c) and 1.5(f) of this Agreement.

ARTICLE 7

TERMINATION, AGREEMENT AND WAIVER

7.1 TERMINATION BY MUTUAL CONSENT

This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Purchaser and Seller.

7.2 TERMINATION BY EITHER PURCHASER OR SELLER

This Agreement may be terminated at any time prior to the Closing Date by either Purchaser or Seller if a United States federal or state court of competent jurisdiction or a United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions.

7.3 TERMINATION BY SELLER

This Agreement may be terminated at any time on or prior to the Closing Date by Seller if:

(a) a condition precedent to the obligations of Seller hereunder to be fulfilled by Purchaser has not been fulfilled by the time stated herein for such condition to be fulfilled or, if no such time is stated, by the Closing Date;

(b) there has been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of Purchaser, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Seller to Purchaser; or

(c) the Closing does not occur by April 13, 2004, except if such failure is caused by Seller’s actions or inactions in breach of Seller’s obligations under this Agreement.

7.4 TERMINATION BY PURCHASER

This Agreement may be terminated at any time on or prior to the Closing Date by Purchaser if:

(a) a condition precedent to the obligations of Purchaser hereunder to be fulfilled by Seller has not been fulfilled by the time stated herein for such condition to be fulfilled or, if no such time is stated, by the Closing Date;

(b) there has been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of Seller, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Purchaser to Seller;

(c) since the date of this Agreement, there have been one or more events causing a Seller Material Adverse Effect; or

(d) the Closing does not occur by April 13, 2004, except if such failure is caused by Purchaser’s actions or inactions in breach of its obligations under this Agreement.

7.5 EFFECT OF TERMINATION AND ABANDONMENT

In the event of termination of this Agreement by a party pursuant to this Article 7, written notice thereof shall as promptly as practicable be given to the other party to this Agreement, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by either of the parties hereto. No termination of this Agreement will affect any liability for breach of this Agreement existing as of the date of such termination. The provisions of Sections 7.5, 8.1, 8.2, 8.3, 8.4, 8.5 and 8.7 and ARTICLE 9 shall survive termination of this Agreement.

ARTICLE 8

INDEMNIFICATION; REMEDIES; TAX MATTERS

8.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing as provided in Section 9.2. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

8.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify and hold harmless Purchaser, the Company, and their respective officers, directors, shareholders, Affiliates, employees, agents and representatives (collectively, the “Indemnified Persons”) from, against and in respect of any and all claims, demands, lawsuits, proceedings, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, damages (including diminution in value) and liabilities, including interest, penalties and reasonable attorneys’ fees and costs of investigation (all of the foregoing hereinafter referred to collectively as the “Claims”), which arise or result from or relate to: (a) any Breach of any representation or warranty made by Seller in this Agreement, the Seller Disclosure Schedule or any other certificate or document delivered by Seller or the Company pursuant to this Agreement, (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement or (c) any Claim arising out of or attributable to the acts or omissions of the Company and/or its agents, representatives, employees and/or independent contractors prior to the Closing Date; provided, however, Seller’s obligation to indemnify the Indemnified Persons will not extend to contractual obligations of the Company which relate to or arise out of (i) periods commencing on or after the Closing Date or (ii) acts or omissions of the Company on or after the Closing Date. The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to Purchaser or the other Indemnified Persons.

8.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY PURCHASER

Purchaser shall indemnify and hold Seller and his Affiliates, agents and representatives (collectively, “Seller’s Indemnitees”) harmless from, against and in respect of any and all Claims which arise or result from or relate to: (a) any Breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement or (b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement.

8.4 PROCEDURE FOR INDEMNIFICATION—THIRD-PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 8.2 or 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to promptly notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

(b) If any Proceeding referred to in Section 8.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

8.5 LIMITATIONS

Purchaser shall not be entitled to assert any claim for indemnification against Seller pursuant to Section 8.2 and Seller shall not be entitled to assert any claim for indemnification against Purchaser pursuant to Section 8.3 above unless and until such time as all such Claims by the party seeking indemnification exceed (in the aggregate) the sum of $200,000 (the “Threshold Amount”), at which time all such claims may be asserted; provided, however, in connection with computing whether the Threshold Amount has been equaled or exceeded with respect to the indemnification obligations of Seller, the limitation upon dollar amount contained in the definition of “Seller Material Adverse Effect” will be disregarded and the sum of all amounts otherwise disregarded as a result of the impact of such definition will be included in calculating whether the Threshold Amount has been equaled or exceeded. In no event shall Purchaser be entitled to indemnification for Claims under this Agreement in an amount in excess of the Purchase Price.

8.6 TAX MATTERS

(a) Refunds; Amended Returns. All refunds of Taxes (including interest thereon) attributable to the Company with respect to any taxable period (or portion thereof), ending on or before the Closing Date shall be for the account of Seller (collectively, “Seller’s Refunds”). If any Seller’s Refund is received or used by Purchaser or any of its Affiliates (including the Company after the Closing), Purchaser shall pay (or cause to be paid) to Seller, within five (5) Business Days of the earliest of such receipt or use of such Seller’s Refund, the amount of such Seller’s Refund. Purchaser shall, at Seller’s request and expense, use reasonable efforts to cooperate with Seller to obtain and expedite the receipt of any Seller’s Refunds, including the filing of any amended Tax Return. Without the written consent of Seller, except as required by Applicable Law, Purchaser will not, and will cause its Affiliates not to, file any amended Tax Returns, carry-back claim, or other adjustment relating to Taxes or take any other action with respect to Taxes relating to the Company for, or to, any taxable period that ends on or before the Closing Date.

(b) Tax Returns.

(i) Seller shall cause to be timely prepared and filed (or provided to Purchaser who will cause to be filed, if applicable) when due (taking into account all extensions properly obtained) all income and franchise Tax Returns that are required to be filed by or with respect to the Company for taxable periods ending on or before the Closing Date. The transactions described in Section 1.7 will be included in such Tax Return. Such Tax Returns shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted without Purchaser’s written consent (which shall not be unreasonably withheld, conditioned or delayed) that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. Purchaser will have the right to review and comment on any such Tax Return at least 30 days prior to the filing thereof.

(ii) Purchaser or the Company shall be responsible for causing the preparation and filing of all Tax Returns other than those specified in Section 8.6(b)(i) that are required to be filed by or on behalf of the Company after the Closing Date. Any Tax Returns described in this subparagraph (ii) shall be prepared and filed in a manner consistent with past practice of the Company and, on such Tax Returns, no position shall be taken, elections made or method adopted without Seller’s written consent (which shall not be unreasonably withheld, conditioned or delayed) that would increase Seller’s liability for Taxes or his indemnification obligations under this Agreement. Seller will have the right to review and comment on any such Tax Return at least 30 days prior to the filing thereof.

(c) Contest Provisions.

(i) Promptly after receipt by Purchaser, the Company, Seller or any of their Affiliates of written notice of the assertion or commencement of any claim, assessment, deficiency, audit, review, examination or other proposed change or adjustment by any tax authority or any judicial or administrative proceeding (each, a “Tax Claim”) relating to a taxable period (or portion thereof) of the Company ending on or before the Closing Date, the recipient will notify in writing Purchaser and/or Seller, as applicable. Such notice must contain factual information (to the extent known) describing the Tax Claim in reasonable detail and must include copies of the notice and any other document received from any tax authority in respect of any such Tax Claim. Seller will have the right to control and direct the conduct, defense, prosecution, settlement and compromise of such Tax Claim and to employ counsel of his choice at his expense in connection therewith; provided, however, that Purchaser and its representatives will be permitted, at their expense, to be present at all proceedings and to review all correspondence and submissions related to any such Tax Claim. Notwithstanding the foregoing, Seller will not be entitled to settle, concede or compromise, either administratively or after the commencement of litigation, any such Tax Claim, which would adversely affect the liability for Taxes of Purchaser or the Company for any taxable period or portion thereof beginning after the Closing Date without the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned).

(ii) Purchaser will have the right to control and direct the conduct, defense, prosecution, settlement and compromise of any Tax Claim against the Company pertaining to periods (or portions thereof) beginning after the Closing Date; provided that neither Purchaser nor any of its Affiliates (including the Company) will be entitled to settle, concede or compromise, either administratively or after the commencement of litigation, any Tax Claim which would adversely affect the liability for Taxes of Seller or his indemnification obligations to Purchaser under this Agreement without the prior written consent of Seller (which consent will not be unreasonably withheld, delayed or conditioned).

(iii) The provisions of this Section 8.6 shall apply, notwithstanding any contrary provision of ARTICLE 8.

(d) Assistance and Cooperation. After the Closing Date, Seller and Purchaser will (and shall cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to sales, transfer and similar Taxes;

(ii) cooperate fully with the other party in preparing any Tax Returns that such other party is responsible for preparing and filing in accordance with Section 8.6(b);

(iii) cooperate fully in preparing for any Tax Claims for which notification is required pursuant to Section 8.6(c);

(iv) make available to the other party and to any tax authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(v) furnish the other party with copies of all correspondence received from any tax authority in connection with any Tax Claim or information request.

8.7 PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A Claim for indemnification for any matter not involving a third-party Claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE 9

GENERAL PROVISIONS

9.1 EXPENSES

If the Closing occurs, except as set forth in Section 5.1(b)(v) of that certain Agreement of Limited Partnership of CRESA Partners of Orange County, LP, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives and accountants. Except as set forth in this Section 9.1, Seller will cause the Company not to incur any expenses in connection with this Agreement or the Contemplated Transactions.

9.2 SURVIVAL

The representations and warranties contained in this Agreement shall survive for a period of 15 months after the Closing Date, except with respect to Section 2.5 which will survive indefinitely and Sections 2.1, 2.2, 2.15, 2.19, 3.1 and 3.2 which will survive until the expiration of the applicable statute of limitations. To make a Claim, the claiming party must notify the indemnifying party of the Claim specifying the factual basis of that Claim in reasonable detail to the extent then known by the claiming party at any time prior to the termination of the representation or warranty as set forth in this Section 9.2, or if such Claim is not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. Once notice has been given of the basis of a Claim, the Claim shall survive until the final resolution thereof.

9.3 PUBLIC ANNOUNCEMENTS

Purchaser and Seller shall consult with each other before any party hereto issues any press release or otherwise makes any public statement with respect to the Contemplated Transactions, and no party shall issue any such press release or make any such public statement prior to such consultation except as may be required, upon the advice of counsel, by applicable law, in which case the parties shall use their reasonable efforts to consult with each other prior to issuing such a release or making such a public statement. Nothing in this Section 9.3, however, shall prevent ASDS, an Affiliate of Purchaser, from disclosing the Contemplated Transactions to the extent required by Legal Requirements.

9.4 NOTICES.

All notices, requests, consents, directions, and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if sent by third party courier or overnight delivery service, if mailed first class, postage prepaid, registered or certified mail, or if sent by telecopy, telecommunication or other similar form of communication (with receipt confirmed), as follows:

If to Purchaser, to

Orange County Acquisition Corp.

16250 Dallas Parkway

Suite 102

Dallas, TX 75248

Attn: David Bowe

Telecopier: (972) 250-0934

with copies (which shall not constitute notice) to

Winstead Sechrest & Minick P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270

Attn: Thomas R. Helfand

Telecopier: (214) 745-5390

If to Seller, to

Kevin J. Hayes

610 Newport Center Drive

5th Floor

Newport Beach, CA 92660-6429

with a copy (which shall not constitute notice) to

Gary J. Singer, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive

Suite 1700

Newport Beach, CA 92660-6429

Telecopy: (949) 823-6994

9.5 ARBITRATION

(a) The parties agree that (except as expressly set forth herein) all actions, claims, controversies or disputes of any kind (e.g. whether in contract or in tort, statutory or common law) (“Disputes”) between them relating, directly or indirectly, to this Agreement, whether now existing or hereafter arising, are to be resolved by arbitration as provided in this Agreement. This agreement to arbitrate will survive the rescission or termination of this Agreement. All arbitration will be conducted pursuant to and in accordance with the following order of priority (i) the terms of this Agreement, (ii) the Commercial Arbitration Rules of the American Arbitration Association, (iii) the Federal Arbitration Act and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Delaware. The arbitrator used will be selected from impartial arbitrators designated by the American Arbitration Association who are knowledgeable regarding the subject matter of the Dispute but who do not have any independent knowledge of the facts involved in the applicable dispute. Any hearing regarding arbitration will be held in Wilmington, Delaware, or at another location mutually acceptable to Seller and Purchaser. The arbitrator will use his/her best efforts to conduct the arbitration hearing no later than three months from the date of the arbitrator’s appointment and will use best efforts to render a decision within four (4) months from such date.

(b) Each party shall be entitled to propound one (1) set of document requests and each party may submit in writing to the other party, and the other party shall respond to a maximum of any combination of twenty (20) (none of which may be subparts) of the following: interrogatories and requests for admissions. Each party is also entitled to take the oral deposition of no more than five (5) individuals for no more than seven (7) hours each. Additional discovery may be permitted upon mutual agreement of the parties or upon order of the arbitrator upon a showing of good cause. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. All parties agree that the arbitrator will have the power of subpoena process as provided by law. Disputes concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the parties or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the parties and the arbitrator will adopt procedures to protect such rights. With respect to any Dispute, each party agrees that all discovery activities will be expressly limited to matters directly relevant to the Dispute and the arbitrator will be required to fully enforce this requirement.

(c) Except for proceedings seeking equitable remedies and issues regarding the ownership of or rights with respect to intellectual property, an arbitration proceeding commenced pursuant to this Section 9.5 is a condition precedent to and is a complete defense to the commencement of any suit, action or proceeding in any court or before any tribunal with respect to any Dispute. Either party may bring an action in court to compel arbitration. Any party who fails or refuses to submit to binding arbitration following demand by the other party shall, if the dispute is within the scope of this Section 9.5, bear all costs and expenses incurred by the opposing party in compelling arbitration.

(d) The arbitrator is empowered to resolve Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. The arbitrator will resolve all Disputes in accordance with the applicable substantive law. The arbitrator may grant any remedy or relief deemed just and equitable and within the scope of this Agreement and may also grant such ancillary relief as is necessary to make effective any award.

(e) The arbitrator will be required to make specific, written findings of fact and conclusions of law, and the parties will have the right to appeal or seek vacation or modification of an award only if that award is based in whole, or in part, upon fraud or (ii) to the extent otherwise allowed by applicable law. Subject to the foregoing, the determination of the arbitrator shall be binding on all parties and shall not be subject to further review or appeal. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. To the extent permitted by applicable law, the arbitrator will have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, and arbitrators’ fees) to the prevailing party.

(f) The arbitrator will be limited to interpreting the applicable provisions of this Agreement and will not have the authority or power to alter, amend, modify, revoke or suspend any condition or provision of this Agreement or to create, draft or form a new agreement between the parties, or to render an award which, by its terms, has the effect of altering or modifying any condition or provision of this Agreement. The arbitrator will not have the power to address/resolve claims presented in the form of a “class action” (i.e., the arbitrator will only have the power to resolve disputes submitted by the parties to and third party beneficiaries (if any) of this Agreement).

(g) No provision of, nor the exercise of any rights under, this Agreement will limit the right of any party, during any Dispute, to seek, use, and employ ancillary or provisional equitable remedies. Such rights may be exercised at any time except to the extent such action is contrary to an award or decision of the arbitrator. The pursuit of provisional or ancillary equitable remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit a Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions of this Section.

(h) The arbitrator will be chosen by mutual agreement of Seller and Purchaser. If they cannot agree within 30 days upon the selection of the arbitrator, the arbitrator will be selected by the Wilmington, Delaware office of the American Arbitration Association in accordance with its rules and procedures and the qualifications set forth in Section 9.5. Subject to the provisions of Section 9.5(e) and any other indemnification obligation set forth in this Agreement (i) each party will be responsible for one-half of the expenses and fees of the arbitrator and (ii) each party will bear its own attorney’s and expert’s fees.

(i) The arbitrator will have the sole authority to resolve issues regarding whether Disputes are subject to arbitration, including the applicability of any statute of limitations.

(j) The statute of limitations applicable to any Dispute shall be tolled upon the initiation of arbitration under this Agreement and shall remain tolled until the arbitration process is completed.

(k) Notwithstanding any other provision of this Section no dispute regarding the ownership of or rights with respect to intellectual property will be subject to the dispute resolution provisions of this Section 9.5. Any such Dispute will be resolved by negotiation or if the parties are unable to agree, by any court of competent jurisdiction.

(l) Except to the extent necessary to enforce the rights of the parties, the parties agree to keep confidential the existence, content and results of any arbitration proceeding conducted pursuant to this Section 9.5.

9.6 JURISDICTION; SERVICE OF PROCESS

To the extent it is necessary to resolve any disputes arising under this Agreement and in agreements, instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 9.5, any such action or proceeding may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can establish jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.7 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.8 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.9 ENTIRE AGREEMENT AND MODIFICATION

This Agreement and the ancillary documents hereto supersede all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

9.10 DISCLOSURE SCHEDULES

(a) The disclosures in the Seller Disclosure Schedule and the Purchaser Disclosure Schedule will be applicable only to the representations and warranties in the Section of the Agreement to which they expressly refer and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule and the Purchaser Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

No party to this Agreement may sell, transfer, assign, pledge, or hypothecate its rights, interests, or obligations under this Agreement without the consent of the other parties. Any such assignment shall not relieve the assigning party of its obligations hereunder. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the parties and their respective successors, personal representatives, heirs and permitted assigns. Except as expressly set forth herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties and their respective legal representatives, successors, heirs, and permitted assigns, it being the intention of the parties that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent set forth in Section 8.2 and Section 8.3.

9.12 SEVERABILITY

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not render such provision prohibited or unenforceable in any other jurisdiction.

9.13 SECTION HEADINGS; CONSTRUCTION

The headings of the Articles, Sections and subsections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.14 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.15 GOVERNING LAW

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

9.16 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

ARTICLE 10

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article 10 have the meanings assigned to them or referred to in this Article 10 and include the plural as well as the singular:

“Action”— as defined in Section 6.1(b).

“Acquisition Indebtedness” – as defined in Section 1.5(b)(i).

“Advance Payment”— as defined in Section 1.5(b)(i).

“Affiliate”— with respect to any Person, an “affiliate” of such Person within the meaning of Rule 12b-2 of the rules and regulations promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, including, without limitation, any executive officer, director or partner of such Person and any shareholder or member owning a five percent (5%) or greater equity interest in such Person.

“Agreement” — as defined in the first paragraph.

“ASDS”— as defined in Section 1.5(a)(xiii).

“ASDS Guaranty Agreement”— as defined in Section 1.5(a)(xiv).

“Balance Sheet Date” — as defined in Section 2.7.

“Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument, document or agreement delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Broker License” – as defined in Section 2.1(b).

“Business”— as defined in the Recitals of this Agreement.

“Business Day”— a day other than a Saturday, a Sunday or a day on which banks are required or authorized to be closed in the City of Dallas, Texas.

“Claims” - as defined in Section 8.2.

“Closing” — as defined in Section 1.4.

“Closing Date” — the date and time as of which the Closing actually takes place.

“Closing Date Balance Sheet” – as defined in Section 1.8(a).

“Closing Date Net Book Value” – the amount by which the tangible assets of the Company recorded on the Closing Date Balance Sheet exceed the liabilities of the Company recorded on the Closing Date Balance Sheet.

“Code” — the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” — as defined in the Recitals of this Agreement.

“Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares by Seller to Purchaser;

(b) the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement; and

(c) Purchaser’s acquisition and ownership of the Shares and exercise of control over the Company.

“Contract”— any contract, lease, sublease, license, sublicense, agreement, understanding, commitment or arrangement (whether written or oral) entered into by the Company and including, without limitation, all conditional and executory contracts, agreements, understandings and arrangements and all purchase orders, options, warrants, notes, bonds and convertible securities issued or issuable by the Company.

“Contribution Agreement” — as defined in Section 1.5(b)(vi).

“CRESA Guaranty Agreement”— as defined in Section 1.5(a)(xiii).

“CRESA Partners” – as defined in Section 1.5(d).

“Disputes”— as defined in Section 9.5(a).

“DOL” — the United States Department of Labor.

“Effective Date”— January 1, 2004.

“Employee Plans” — as defined in Section 2.15(a).

“Employee Pension Benefit Plan”— as defined in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” — as defined in Section 3(l) of ERISA.

“Encumbrances”— mortgages, pledges, liens, charges, encumbrances, defects, judgments, abstracts, security interests, claims (including claims of lessors, sub-lessors, licensors and sub-licensors), options and restrictions (including restrictions set forth in applicable leases, sub-leases, licenses and/or sub-licenses) of all kinds, which taking into account all events, conditions or matters in respect of the Company, Seller, or Purchaser (whether or not in connection with the same or any similar representation, warranty or matter) materially impair the value of the encumbered property; provided, however, Encumbrances will not include (i) liens arising by operation of law that secure obligations that are not past due or otherwise in default and (ii) liens being contested in good faith for which adequate reserves have been set aside.

“ERISA” — the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” — as defined in Section 2.15(a).

“Financial Statements” — as defined in Section 2.6(a).

“GAAP”— as defined in Section 1.6.

“Governmental Authorization” — any approval, consent, license, permit, franchise, variance, exemption, order, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“Hayes, Inc.” — as defined in Section 1.7(a)(i).

“Indemnified Persons” — as defined in Section 8.2.

“Intellectual Property” — means all (a) inventions; (b) ideas and conceptions of potentially patentable subject matter; (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations); (d) copyrights and registrations and applications for registration thereof; (e) trade secrets and confidential information; and (f) trademarks, service marks and trade names, and registrations and applications for registration thereof.

“IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Key Persons” — as defined in Section 2.16(b).

“Knowledge” — a Person will be deemed to have “Knowledge” of a particular fact or other matter if such Person is actually aware of such fact or other matter; provided, Seller will be deemed to have “Knowledge” of any fact or matter of which Seller, Jeff Manley, Ken Ward, Sandy Kickerpill or Roberta Zanutto are actually aware.

“Lease” – as defined in Section 2.12(a)(iii).

“Legal Requirement” — any order, decree, writ, injunction, judgment, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty of any Governmental Body.

“MGMT LLC Agreement” – as defined in Section 1.5(a)(vii).

“Non-Competition Agreement” — as defined in Section 2.16(b).

“Note” – as defined in Section 1.5(b)(i).

“Partnership Agreement” – as defined in Section 1.5(e).

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchaser” — as defined in the first paragraph of this Agreement.

“Purchaser Disclosure Schedule” - a schedule prepared by Purchaser and attached hereto and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates).

“Purchaser Material Adverse Effect” — as defined in Section 3.3.

“Related Party” – Kevin Hayes, Ken Ward, Roberta Zanutto and Jeff Manley.

“Repayment Date” — as defined in Section 1.6(a).

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Security Agreement” – as defined in Section 1.5(b)(ii).

“Seller”—as defined in the first paragraph of this Agreement.

“Seller Disclosure Schedule” - a schedule prepared by Seller and attached hereto and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates).

“Seller Material Adverse Effect” — means any events, conditions or matters in respect of the Company that (a) result in or are reasonably expected to result in a loss, cost or charge to the Company of $100,000 or more individually or $200,000 in the aggregate, or (b) taking into account all events, conditions or matters in respect of the Company or Seller (whether or not in connection with the same or any similar representation, warranty or matter) materially impair the ability of Seller to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

“Seller’s Refunds” — as defined in Section 8.6(a).

“Shares” — as defined in the Recitals of this Agreement.

“Structuring Agreement” – as defined in Section 1.5(c).

“Tax” or “Taxes” — (a) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other taxes, charges, fees, registration fees, revenue permit fees, levies or other assessments whatsoever, including, without limitation, gross receipts, franchise, profits, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll employment, environmental, social security, disability, unemployment fund contributions, alternative or add-on minimum, estimated, excise or property taxes together with any interest, penalties or additions to tax imposed with respect to any of the foregoing and (b) any obligations under any agreements or arrangements with respect to any items described in clause (a) above.

“Tax Claim” — as defined in Section 8.6(c)(i).

“Tax Returns” — all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and all amendments thereto.

“Threshold Amount” — as defined in Section 8.5.

“Trade Receivables” — all billed and unbilled accounts receivable of the Company, excluding (i) all deposits (including security deposits and customer deposits) with respect to such accounts receivable, all other security or collateral for such accounts receivable and, to the extent any account receivable relates to a Contract that requires further performance by the Company and further payments by the customer, all guaranties thereof.

“Trade Receivable Reconciliation Date” — as defined in Section 1.8(b).

“Voting Agreement”— as defined in Section 1.5(a)(xiii).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

PURCHASER:

ORANGE COUNTY ACQUISITION CORP.

By:
Name:
Its:

SELLER:

/s/ KEVIN HAYES
KEVIN HAYES

EXHIBIT A

MGMT LLC AGREEMENT

EXHIBIT B

VOTING AGREEMENT

EXHIBIT C

CONTRIBUTION AGREEMENT

EXHIBIT D

AGREEMENT OF STRUCTURING SERVICES

EXHIBIT E

PARTNERSHIP AGREEMENT

EXHIBIT F

PROTECTIVE PROVISIONS